Exhibit 10.11

COMMERCIAL AND INDUSTRIAL REAL ESTATE SALE CONTRACT

1. This Contract is made this      day of January, 2007, by and between JCFRE Supporting Foundation, a Kansas not-for-profit 501(c)(3) corporation, and National Christian Foundation Real Property, Inc., a Georgia not-for-profit 501(c)(3) corporation, Seller, and ICOP Digital, Inc., or Assigns, Buyer.

2. WITNESSETH: The Seller hereby sells to the Buyer the following described real estate together with all improvements thereon including, if any, gas heaters, central ventilating, central air conditioning, lighting, heating and plumbing equipment and fixtures, attached mirrors and linoleum, window shades, venetian blinds, storm windows and doors, screen, curtain and drapery rods, awnings, television antennae, keys, alarm systems, in Johnson County, State of Kansas, to-wit:

Approximately 11.64 acres, more or less, on the northeast corner of College and Renner, as more fully set out on Exhibit A attached hereto;

(the “Property”), subject, however, to any recorded restrictions, easements, party wall agreements, community contracts and zoning laws deemed acceptable to Buyer pursuant to paragraphs 8 and 9 hereof, and unless otherwise provided, free and clear of tenancies.

3. The purchase price is Nine Hundred Thousand Dollars, ($900,000) which buyer agrees to pay as follows: Ten Thousand Dollars, ($10,000) within three (3) business days following complete execution hereof to be deposited with First American Title Insurance Company (the “Title Company”) as part of the consideration for this sale (the “earnest money deposit”); Eight Hundred Ninety Thousand Dollars ($890,000) in cash on delivery of the deed as hereinafter provided; and the balance if any, to be paid as hereinafter set forth.

4. Seller shall make any payments required on existing mortgages or Deeds of Trust until day of delivery of deed; and, if it is provided herein that such property is being sold subject to any existing mortgage or Deed of Trust.

5. The rental from said property, and the interest on any existing mortgages or Deeds of Trust to which the sale is made subject, shall be prorated between the Seller and Buyer as of the date of the delivery of the deed. Any advance tenant deposits or security deposits shall be paid by Seller to Buyer at closing. At closing, Seller shall assign to Buyer any tenant leases with respect to tenancies to which the property may be subject.

6. The Seller shall pay all general real estate taxes and all installments of special assessments which are due and payable on said property at the date of this contract or prior to closing, except that all general taxes and installments of special taxes payable during or attributable to the calendar year in which the deed is delivered shall be prorated between the Seller and Buyer on the basis of said calendar year as of the date of delivery of deed. All other taxes and installments of special assessments shall be assumed by the Buyer. If the amount of taxes cannot be ascertained, proration shall be computed on the amount of the general taxes and special assessments for the preceding year, provided, however, that the parties shall recompute the amount of said proration when the actual amount of taxes are known, and shall adjust and pay any amounts determined to be then due and owing.

7. Interest earned, if any, on escrow funds shall be retained by the Title Company as consideration for maintaining said escrow account.

8. Seller shall deliver the following items to Buyer within fifteen (15) days after the date hereof, which shall be conditions precedent to Buyer’s performance hereunder: (i) a Commitment for Title Insurance, issued by the Title Company, together with true and legible copies of all items referred to as exceptions, such Commitment to be dated not earlier than this Contract, and shall show title to the Property to be in Seller, and (ii) a current certified ALTA survey of the property which shall be acceptable to the Title Company for the purposes of deleting the survey exception upon issuing the Owner’s Title Policy herein provided for, the same to be prepared by a registered, professional engineer licensed in the State in which the real property is located and approved by the Title Company and Buyer. Such survey shall be an as-built survey locating all easements, improvements, roads, streets and rights-of-way and shall show all encroachments upon the property and shall contain the surveyor’s certification as to the number of net acres contained within the property and net square feet in any building thereupon. Except as may be herein otherwise provided, the cost and expense of such survey shall be paid for by Seller. Buyer shall, within thirty (30) days of its receipt of the title insurance commitment and survey aforesaid, advise Seller of objections, if any, to the condition of title or to the survey. Seller shall have fifteen (15) days to remove or cure said objections (in which case the closing shall be extended for a like period), or this contract may, at Buyer’s option, become null and void, in which case the earnest money deposit shall be returned to Buyer.

9. At the closing, Seller shall provide Buyer, at Seller’s sole cost and expense, with an ALTA Form 1992 Owner’s Title Policy, or equivalent, in the full amount of the Purchase Price, where the Title Company shall insure that good and marketable title to the property is vested in Buyer, and which such policy shall delete any exceptions for items which would be disclosed by a current survey of the property; delete any exception for insuring access to the property; limit any exception for taxes to the year in which closing occurs; delete any exception for parties in possession; delete any exception for mechanic’s liens; and such policy shall contain no exceptions to title other than the exceptions which have been approved by Buyer pursuant to its review of the Commitment for Title Insurance hereafter set forth. Seller shall pay the cost of Owner’s Title Policy provided for above and all other closing costs including, but not limited to any and all recording charges; provided, each party shall be responsible for it own attorney’s fees; and Buyer shall be responsible for any mortgage registration tax.

10. Closing hereunder shall take place on June 30, 2007, or on a date 30 days from the satisfaction of waiver of buyer contingencies, whichever date shall later occur, at the office of said Title Company. At closing, the Seller shall deliver to the Buyer a Limited Warranty Deed, property executed and conveying said property free and clear of all claims and encumbrances whatsoever, except as herein provided; the Buyer shall then and there pay the balance, if any, of said cash payment and execute and deliver to the Seller the note and mortgage, if any, hereinbefore described. Except as may be hereinafter set forth, possession of the property shall be delivered at closing.

11. If before delivery of deed any of the improvements on said property are destroyed or substantially damaged by fire, lightning or any case that could be covered by what is known as extended coverage insurance, the Buyer shall have the option of enforcing this contract in which case it shall be entitled at closing to all insurance proceeds paid or payable on account of such destruction or damage or canceling by written notice within ten (10) days thereafter. If canceled, the earnest money deposit shall be returned to the Buyer.

12. If the Seller has kept his part of this contract, and the Buyer failed to comply with the contract on his part as herein provided, the money deposited aforesaid shall be paid to the Seller as liquidated damages as Seller’s sole and exclusive remedy. The Realtor(s) named in paragraph 16 hereof shall receive one-half the amount so forfeited but in no event shall such amount exceed the commission earned had the sale been consummated. TIME IS OF THE ESSENCE OF THIS CONTRACT.

13. Not withstanding any other terms of this contract providing for forfeiture or refund of the earnest money deposit, the parties understand that applicable Kansas real estate laws prohibit the escrow agent from distributing the earnest money once deposited, without the consent of all parties to this agreement. Buyer and Seller agree that failure by either to respond in writing to a certified letter from the other party, the Realtor(s) named in paragraph 16 hereof, of the Title Company within seven days of receipt thereof or failure to make written demand for return or forfeiture of an earnest money deposit within 30 days of notice of cancellation of this agreement shall constitute consent to distribution of the earnest money as suggested in any such certified letter, as demanded by the other party hereto, or as herein otherwise set forth.

14. This contract shall be completely executed by the parties hereto upon final agreement of all terms and conditions hereof as indicated by execution of the signature page hereof, the initiating of each change hereto, and execution of the Addendum, if any. The terms of the Addendum are incorporated herein by reference. In the event of a conflict between the provision hereof and the Addendum, the provisions of the Addendum shall control. The agreements, covenants, representations and warranties provided herein shall survive closing and shall not be extinguished by or merge into delivery of the deed.

15. Seller shall deliver or cause to be delivered to Buyer at the closing of this sale an affidavit executed by Seller under penalty of perjury, stating Seller’s United States Taxpayer Identification Number and that Seller is not a foreign person, in accordance with Internal Revenue Code Section 1445(b)(2).

16. Upon the Closing of this transaction, Seller shall pay a real estate commission in the amount of six percent (6%) of the gross sales price to Fishman & Co. (“Seller’s Broker”), it being understood and agreed by all parties hereto that Seller’s Broker represents Seller with a duty to represent Seller’s interest and does not represent the Buyer. Seller agrees to indemnify Buyer and hold Buyer harmless from any loss, liability, damage, cost or expense (including, without limitation, reasonable attorney’s fees) paid or incurred by Buyer by reason of any claim to any broker’s, finder’s or other fee in connection with this transaction by any party claiming by, through or under Seller. The parties acknowledge that the foregoing agency disclosures were made orally or in writing not later than the first showing of the property and are hereby restated. Additionally, Buyer agrees to indemnify Seller and hold Seller harmless for any loss, liability, damage, cost or expense (including, without limitation, reasonable attorney’s fees) paid or incurred by Seller by reason of any claim to any broker’s fees, finder’s or other fees in connection with this transaction by any other claims by, through, or under Buyer.

17. This contract is subject to and contingent upon Buyer’s obtaining zoning and/or other governmental approval satisfactory in Buyer’s sole discretion for the development of the property described herein. Buyer shall have a period of 120 days from the date of receipt of all items referred to in paragraph 8 hereof in order to obtain such zoning or governmental approval provided, however, that in the event buyer’s application for such zoning or governmental approval is pending at the expiration of the time period herein specified, then said time period may be extended by written notice by Buyer to Seller for such additional as is necessary in order to obtain a final decision with respect to Buyer’s said application. Unless Buyer shall advise Seller in writing on or before the expiration of the time period herein specified (as same may be extended) of Buyer’s satisfaction or waiver of the contingency set forth in this paragraph, this contract shall be deemed canceled and terminated without further notice, in which case the earnest money deposited hereunder shall be immediately returned to Buyer, and the parties hereto shall have no further obligation to each other.

18. Buyer shall have a period of 120 days from the date of receipt of all items referred to in paragraph 8 hereof to conduct such physical and engineering studies; evaluation of marketability; and feasibility studies (including the availability of financing) which Buyer deems appropriate in an effort to determine whether or not to proceed with the closing of this transaction. During such period, Buyer and/or its agents shall have the right to come upon said property for the purpose of conducting the studies above envisioned and to advertise said property for sale or lease. Buyer agrees to indemnify Seller against any damage or costs incurred by Seller due to Buyer’s conducting the studies above described. Unless Buyer shall advise Seller in writing on or before the expiration of the time period herein specified of Buyer’s satisfaction or waiver of the contingency set forth in this paragraph, this contract shall be deemed canceled and terminated without further notice, in which case the earnest money deposited hereunder shall be immediately returned to Buyer, and the parties hereto shall have no further obligation to each other.

19. Notwithstanding any provision herein seemingly to the contrary, in the event Buyer cancels or terminates this contract, or permits this contract to become cancelled or terminated, by reason of failure or non-satisfaction of any condition or contingency set forth in paragraph 17 or 18 hereof, Seller may retain from the earnest money deposit, as Seller’s sole property, the sum of One Hundred ($100) Dollars as consideration for Buyer’s right to cancel and terminate this contract as hereinbefore set forth.

IN WITNESS WHEREOF the parties have executed this contract the day and year indicated below.

SELLER		BUYER

JCFRE Supporting Foundation, a Kansas not-for-profit 501(c)(3) corporation		ICOP DIGITAL, INC.

By:	Merlys Berenborn, Pres. JCFRE	By:	David C. Owen
Date:	2/7/07	Date:	1/25/07

Mailing Address:	5801 W. 115th St., Overland Park, KS 66211	Mailing Address:	16801 W. 116th, Lenexa, KS 66219

Telephone:	913-327-8134	Telephone:	913-338-5550

National Christian Foundation Real Property, Inc. a Georgia for-profit 501(c)(3) corporation

By:	Paula K. Segars, VP
Date:	2/2/07

Mailing Address:	1100 Johnson Ferry Rd., Suite 900, Atlanta, GA 30342

Telephone:	404-591-1770

CONSULT YOUR ATTORNEY. This document has been prepared for approval by your attorney. No representation or recommendation is made by the broker(s) as the legal sufficiency or tax consequences of this document or the transaction to which it relates. These are questions for your attorney.

Effective date of contract

Feb 12 2007     4:15 p.m.

Roger L. Mason